EXHIBIT 10H

                                    EXHIBIT A

                             STOCK OPTION AGREEMENT

     1. Grant of Option. The Gillette Company (the "Company") hereby grants to James M. Kilts (the "Optionee"), effective as of January 19, 2001 (the "Grant Date"), an option to purchase an aggregate of 2,000,000 shares of common stock of the Company (the "Common Stock") at a price of $34.16 per share, purchasable as set forth in, and subject to the terms and conditions of, this Stock Option Agreement and the Employment Agreement dated as of January 19, 2001 between the Company and the Optionee (the "Employment Agreement"). All capitalized terms not defined in this Stock Option Agreement shall have the meanings ascribed to such terms in the Employment Agreement.

     2.   Exercisability of Option.

          (a) On the Grant Date, this option shall vest and be exercisable with respect to 500,000 shares. On each of the first three anniversaries of the Grant Date, except as otherwise provided below, this option shall vest and become exercisable with respect to an additional 500,000 shares.

          (b) In the event that the Optionee's employment with the Company is terminated due to death or Disability, pursuant to Section 14(a) or 14(b), respectively, of the Employment Agreement, this option, to the extent not yet vested and exercisable, shall become fully vested and exercisable as of the date of termination, and shall remain exercisable for all shares through the first anniversary of such date, or, if earlier, January 19, 2011, at which time it shall expire to the extent it is not yet exercised.

          (c) In the event that the Optionee's employment with the Company is terminated for Cause, pursuant to Section 14(c) of the Employment Agreement, this option shall expire.

          (d) In the event that the Optionee's employment with the Company is terminated without Cause or for Good Reason, pursuant to Section 14(d) of the Employment Agreement, or Retirement, pursuant to Section 14(f) of the Employment Agreement, this option shall become fully vested and exercisable as of the date of termination and shall remain fully exercisable through the fifth anniversary of the date of termination, or, if earlier, January 19, 2011, at which time it shall expire to the extent it is not yet exercised.

          (e) In the event that the Optionee voluntarily terminates his employment with the Company prior to the third anniversary of the Grant Date, pursuant to Section 14(e) of the Employment Agreement, this option (x) to the extent that it is exercisable as of the date of termination, shall remain fully exercisable for 90 days following such date, or, if earlier, January 19, 2011, at which time it shall expire, and (y) to the extent that it is not exercisable as of the date of termination, shall expire.

          (f) Anything elsewhere to the contrary notwithstanding, (x) immediately prior to any Change of Control that occurs while this option remains outstanding during the Optionee's employment with the Company (to permit the Optionee, if he chooses, to exercise the option and acquire the shares subject to such exercise prior to the Change of Control), this option shall become fully vested and exercisable, (y) upon any termination by the Optionee which occurs pursuant to notice given by the Optionee within the 30 day period following the first anniversary of a Change of Control (a Termination under Section 15(a)(ii) of the Employment Agreement), this option shall remain fully exercisable through the fifth anniversary of the date of termination, or, if earlier, January 19, 2011, and (z) upon any involuntary termination by the Company without Cause which occurs during the one year period following a Change of Control, this option shall remain fully exercisable through January 19, 2011.

          (g) Anything herein to the contrary notwithstanding, this option shall cease to be exercisable with respect to any shares at the end of the day on January 19, 2011.

     3.   Exercise of Option.

          (a) Method of Exercise and Payments. Subject to the conditions set forth in this Stock Option Agreement, this option may be exercised in accordance with any method applicable either to options granted under the Company's 1971 Stock Option Plan, as amended (so long as the Company has any options outstanding under such plan and regardless of whether there are options outstanding thereunder if the Company shall not have adopted a successor plan) or under any successor stock option plan from time to time in effect (collectively, the "Plan"), including, without limitation, the provisions for payment of the exercise price of options and the provisions for delivery of shares purchased, and in accordance with the practices and procedures of the Company applicable to exercise of options by senior executives generally. The Company has in effect, and agrees to continue in effect and to make available to the Optionee at his election, for the term of this option, a "brokered exercise" program under the Plan. The Company will make available to the Optionee loans or guarantees with respect to the exercise price insofar as made available to any other senior executive or any director of the Company under the Plan or any other plan, program or arrangement of the Company.

          (b) Reservation of Shares. The Company shall at all times reserve, out of its authorized and unissued shares, a number of shares sufficient to provide for the exercise in full of this option. All shares issued upon exercise of this option shall be duly authorized and, when issued upon such exercise, shall be
(i) validly issued, fully paid and nonassessable, (ii) registered for sale, and for resale, under Federal and state securities laws and (iii) listed, or otherwise qualified, for trading in the United States on a national securities exchange or national securities market system.

     4.   Deferral of Option Gains.

          (a) Notwithstanding anything elsewhere in this Agreement to the contrary, the Optionee shall have the right, by furnishing written notice to the Company during his employment with the Company and at least six months prior to any exercise of this option, to elect to defer all or a portion of any gains realized upon or in connection with such exercise. Any such deferral shall be made in such manner as may reasonably be required by the Company, including without limitation such requirements as may apply in order to defer such gains for Federal and state income tax purposes. Payment of the exercise price for such exercise shall be made by presenting to the Company shares of Common Stock (the "Presentation Shares") owned by the Optionee (which, in the event they were acquired by the previous exercise of a stock option, shall have been held by the Optionee for at least six months before the date of such exercise) and having a fair market value (as defined in the Plan) equal to the exercise price. The excess of the number of shares for which the option is exercised over the number of Presentation Shares shall be deferred in the form of "Share Units" as discussed in the next sentence. A "Share Unit" shall represent a share of Common Stock, including any dividends and other distributions that may be declared or made thereon during the period of the deferral. The Share Units shall be paid out under the terms of the Optionee's election to defer in the form of shares of Common Stock.

          (b) To the extent that any gain that would be realized by the Optionee upon an exercise of this option during his employment with the Company may not be deductible in full by the Company by virtue of Section 162(m) of the Internal Revenue Code of 1986, as amended (such Section, together with any successor thereto and any regulations thereunder, referred to herein as "Section 162(m)"), then the Optionee shall be deemed to have made a timely election to defer such portion of such gain pursuant to Section 4(a) above until the later of (i) the time (if any) actually elected pursuant to Section 4(a) and (ii) 30 days following the date on which payment of all or part of such deferral amount will not result in loss of deductibility under Section 162(m) (but only up to that amount which can be paid without loss of deductibility under Section 162(m)).

     5. Nontransferability of Option. This option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process, except that this option may be transferred in whole or in part (a) by will or the laws of descent and distribution, (b) to any Family Member or to any trust, limited liability company, partnership or comparable entity, the principal beneficiaries of which are the Optionee and/or his Family Members, provided that such Family Members and/or entities (and upon distribution their beneficiaries) agree to be bound by the provisions of this Stock Option Agreement or (c) to organizations qualifying as charitable organizations within the meaning of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. For purposes of clause (b) of the preceding sentence, "Family Member" shall mean the Optionee's spouse, parents, the parents of the Optionee's spouse, and lineal descendants of any of the foregoing (including descendants by adoption) and any other individual or entity included in the definition of "family member" for purposes of Form S-8 Registration Statement, as from time to time amended. Any individual or entity to whom this option has been transferred in whole or in part in accordance with the first sentence of this Section 5 shall, to the extent of the transfer, succeed to the rights, and assume the obligations, of the Optionee under this Stock Option Agreement but may not transfer this option (in whole or in part) other than to the Optionee without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Optionee shall give notice to the Company of any transfer of this option, in whole or in part, pursuant to clause (b) of the first sentence of this Section 5. Notwithstanding the foregoing, no such transfer shall be effective unless and until Optionee and the transferee(s) have executed such documentation of their respective rights and obligations as the Company may reasonably determine to be necessary or appropriate.

     6. Adjustment Provisions. The provisions of the Plan (as defined in Section 3(a) above, including Section 9 of the 1971 Stock Option Plan, as amended, or any corresponding provision of a successor plan) with respect to changes in the Common Stock in certain events shall be applicable to this option as if incorporated herein, and they are hereby incorporated by reference.

     In addition, notwithstanding the last sentence of Section 9 of the 1971 Stock Option Plan, as amended, and any corresponding provision of any successor plan, upon the occurrence of any event described in such sentence, the Company shall, if the Optionee so requests and the Board approves, use its reasonable best efforts to arrange to have the surviving corporation or any corporation of which the Company has become the direct or indirect subsidiary, assume this option or grant a replacement option to the Optionee.

     7. Tax Withholding. The Company's obligation to deliver shares upon the exercise of this option shall be subject to the Optionee's satisfaction of all applicable Federal, state and local income, excise, and employment tax withholding requirements ("tax obligations"). The Optionee may satisfy any such tax obligations (a) in any of the manners provided in Section 3(a) above for payment of the purchase price; (b) by authorizing the Company to sell securities that would otherwise have been delivered to the Optionee having a Fair Market Value equal to, but not greater than, the minimum amount of tax required to be withheld; or (c) by any combination of (a) and (b).

     8. The Company's Representations. The Company represents and warrants that (a) it is fully authorized by action of its Board (and of any person or body whose action is required) to enter into this Stock Option Agreement and to perform its obligations under it; (b) the execution, delivery and performance of this Stock Option Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company or any agreement among holders of its shares; and (c) upon the execution and delivery of this Stock Option Agreement by the Company and the Optionee, this Stock Option Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     9.   Miscellaneous.

          (a) Any dispute arising out of or relating to this Stock Option Agreement shall be resolved by binding arbitration in accordance with Section 18 of the Employment Agreement.

          (b) All notices and other communications relating to this Stock Option Agreement shall be given as provided in Section 28 of the Employment Agreement.

          (c) Sections 20 (other than the last sentence thereof), 23, 25, 26 (second sentence only), 29 and 31 of the Employment Agreement (relating, respectively, to assignability; amendment or waiver; survivorship; references; headings; and counterparts) shall be deemed incorporated herein in full, with the references to the "Agreement" in such Sections being treated as references to this Stock Option Agreement and the references to the "Executive" in such Sections being treated as references to the Optionee.

          (d) Nothing contained in this Stock Option Agreement shall be construed or deemed under any circumstances to bind the Company to continue the employment of the Optionee for the period within which this option may be exercised.

          (e) This Stock Option Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware, without reference to conflict of laws principles.

Grant Date:  January 19, 2001
                                           THE GILLETTE COMPANY

                                           By: /s/ Robert E. DiCenso

                                           Name:     Robert E. DiCenso
                                           Title:    Senior Vice President --
                                                    Personnel and Administration
         ACCEPTED
         OPTIONEE


         /s/ James M. Kilts
         ------------------------------------------
         James M. Kilts